EXHIBIT 10.51
Execution Copy

EXECUTIVE EMPLOYMENT AGREEMENT
THIS AGREEMENT made as of the 1st day of February, 2018
B E T W E E N:
RESOLUTE FOREST PRODUCTS INC.,
a corporation existing under the laws of Delaware
(hereinafter referred to as the “Corporation”),
- and -
YVES LAFLAMME, of Boucherville, Province of Québec,
(hereinafter referred to as the “Executive”).
WHEREAS the Executive has been in the employ of the Corporation or its predecessors since October 1981 and is presently the Senior Vice-President, Wood Products, Global Procurement and Information Technology of the Corporation;
WHEREAS the Corporation has offered employment to the Executive in the capacity of President and Chief Executive Officer and the Executive has accepted such offer of employment; and
WHEREAS the Corporation and the Executive have agreed that the terms and conditions of such employment relationship shall be as set out herein, including the documents annexed hereto or referred to herein by reference;
NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties covenant and agree as follows:
Article 1
INTERPRETATION

1.1	Defined Terms
For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
“Affiliate” shall have the meaning ascribed to such term in Rule 12b‑2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date hereof;
“Annual Base Salary” has the meaning set out in Section 4.1;

“Board” means the board of directors of the Corporation;
“Business Day” means any day, other than a Saturday, Sunday or statutory holiday in the Province of Québec on which commercial banks in Montréal are open for business;
“Cause” has the meaning set out in Section 5.2;
“Change in Control” has the meaning ascribed thereto in the Change in Control Agreement being executed between the Executive and the Corporation in conjunction with this Agreement and of the same date;
“Collateral Agreements” has the meaning set out in Section 1.5;
“Common Shares” means the outstanding common shares in the capital of the Corporation at any time;
“Confidential Information” has the meaning set out in Section 6.1;
“Date of Termination” means the effective date of any termination of the Executive’s employment with the Corporation;
“Eligible Pay” means Annual Base Salary as in effect at the Date of Termination and the lower of (i) the average of the last two (2) Incentive Awards paid to the Executive and (ii) 125% of the Executive’s target incentive (expressed in dollars) for the year in which the Date of Termination occurs;
“Good Reason” has the meaning ascribed thereto in the Change in Control Agreement;
“Improvements” has the meaning set out in Section 6.2(a);
“Incentive Award” means the amount(s), if any, to which the Executive is entitled for the relevant period in question under a regular annual cash incentive plan or program of the Corporation established from time to time, including a STIP (as defined in Section 4.2), as same may be amended or replaced from time to time, it being understood that other cash recognition, non-recurring or multi-year incentive awards shall not be considered as an Incentive Award for the purpose hereof;
“Non-Disclosure Period” has the meaning set out in Section 6.1;
“Permanent Disability” has the meaning set out in Section 5.3;
“Person” includes, without limitation, an individual, corporation, partnership, joint venture, association, trust, firm, unincorporated organization or other legal or business entity;
“Prohibited Area” means the territorial limits of Canada and the United States;
“Restricted Business” has the meaning set out in Section 6.3;

“Restricted Period” means the period from the date hereof to (i) the Date of termination in the event of termination of this Agreement by the Corporation without Cause or termination of this Agreement by the Executive for Good Reason pursuant to the terms of the Change in Control Agreement or (ii) the end of the twelfth (12th) month following the Date of Termination in all other circumstances;
“Subsidiary” has the meaning ascribed thereto in the Canada Business Corporations Act;
“Voting Shares” means any securities of the Corporation ordinarily carrying the right to vote at elections of directors.

1.2	Rules of Construction
Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)
the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to an “Article”, “Section”, “Schedule” or “Exhibit” followed by a number or letter refer to the specified Article or Section of or Schedule or Exhibit to this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” is deemed to mean “including without limitation”;

(f)	the terms “party” and “the parties” refer to a party or the parties to this Agreement;

(g)
any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder; and

(h)	all dollar amounts refer to United States dollars unless expressly provided to the contrary.

1.3	Severability
If any provision of this Agreement, including the breadth or scope of the provisions contained in Article 6 (whether as to the Non-Disclosure Period, the Restricted Period, the Prohibited

Area, or otherwise), shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this Agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

1.4	Prior Agreements
This Agreement cancels and replaces any prior written agreements between the Executive and the Corporation relating to the Executive’s employment except where herein expressly provided to the contrary. For greater certainty, it is expressly understood and agreed that the rights of the Executive, under the 2010 Canadian DB SERPs, the Registered Plans as well as the DC Make-Up Program, as described in the Management Proxy Statement of the Corporation dated April 6, 2017 in respect of the Annual Meeting of Stockholders on May 25, 2017 (the “Management Proxy Statement”) including, without limitation, under the sections entitled “Retirement Plans and DC Make-Up Program” and “Pension Benefits” on pages 28, 29, 43, 44 and 45 of the English language version thereof, under the security protocol dated January 11, 2011 and related trust agreement(s), both as amended and executed June 5, 2014 and annual confirmation for the 2010 Canadian DB SERPs, as well as under the Indemnification Agreement between the Corporation and the Executive made as of December 6, 2012 shall all continue to subsist in accordance therewith and shall not be amended, modified or terminated as a consequence of this Agreement in a manner that adversely affects the Executive without his consent, not to be unreasonably withheld (unless otherwise required by law), and the Executive shall benefit from any and all improvements and benefits in his favour which are made thereto at any time, which rights of the Executive shall in no event be less than as set forth above or in annual statements received from time to time by the Executive.

1.5	Related Plans, Policies and Agreements
In the event of any conflict or inconsistency between the provisions of this Agreement and any plans, policies and agreements of the Corporation or referred to herein, including without limitation a STIP, a LTIP and any related award agreements to be entered into by the Corporation and the Executive from time to time, (all of which are collectively referred to as “Collateral Agreements”), the provisions of this Agreement shall prevail and have priority. It is further acknowledged that in conjunction with this Agreement, the Executive and the Corporation are executing a Change in Control Agreement, the provisions of which shall govern all matters relating to the substance thereof except to the extent that they are in conflict or inconsistent with the provisions of this Agreement, in which event the provisions of this Agreement shall prevail and have priority.

ARTICLE 2
EMPLOYMENT

2.1	Employment
The Corporation hereby agrees to employ the Executive in the capacity of President and Chief Executive Officer and the Executive hereby accepts such employment effective February 1st, 2018, all in accordance with and subject to the terms and conditions hereof.

2.2	Location of Executive
The Executive’s office will be located at the current offices of the Corporation at 111 Duke Street, Suite 5000, in Montréal, Québec, provided that the Corporation may subsequently require that the Executive relocate to such other corporate office of the Corporation in the general area of Montréal as may be determined by the Board from time to time. The Executive will furthermore be required to travel to other locations from time to time, including offices, production facilities, customers and suppliers of the Corporation or of its Affiliates.
ARTICLE 3
DUTIES

3.1	Employment Duties
The Executive shall perform such duties and exercise such powers as are normally associated with and incidental and ancillary to the position of President and Chief Executive Officer, and shall perform such additional duties and exercise such additional powers as may from time to time be assigned to him by the Board, acting reasonably. Without limiting the foregoing, during the term of his employment hereunder, the Executive shall, to the best of his ability:

(a)
devote his full time and attention during normal business hours and such other times as may be reasonably required to the business and affairs of the Corporation and its Affiliates and shall not, without the prior written consent of the Board, undertake any other business or occupation or public office which may detract from the proper and timely performance of his duties hereunder;

(b)	perform diligently and faithfully those duties as are consistent with the position and status of President and Chief Executive Officer that may be assigned to the Executive;

(c)
promote the interests and goodwill of the Corporation and its Affiliates and not knowingly do, or willingly permit to be done, anything to the prejudice, loss or injury of the Corporation or any of its Affiliates; and

(d)
at all times keep the Corporation regularly informed (in writing if so requested) of his conduct of the business and affairs of the Corporation and provide such explanations of his conduct as the Board may require.

3.2	Board Membership
The Executive agrees to serve as a Director of the Corporation if elected, and further agrees to become a Director and/or Officer of the Corporation’s Subsidiaries or Affiliates as designated by the Corporation. Subject to approval of the Board, the Executive shall be permitted to serve as an outside director of [one (1)] public company that does not, directly or indirectly, compete with the Corporation and provided furthermore that no conflict of interest exists or would reasonably be expected to arise as a consequence thereof.

3.3	Reporting
The Executive shall report to the Board. The Executive shall report fully on the management and operations of the Corporation and shall advise to the best of his ability and in accordance with reasonable business standards on business matters that may arise from time to time during the term of this Agreement.
ARTICLE 4
COMPENSATION

4.1	Annual Base Salary
The annual base salary (“Annual Base Salary”) payable to the Executive for his services hereunder shall be $900,000, payable in equal semi-monthly instalments in arrears in accordance with the usual compensation practices of the Corporation from time to time.
The Annual Base Salary shall be subject to a periodic increase adjustment if as and when determined by the Board from time to time at its discretion.

4.2	Short-Term Incentive Plan
In addition to the Annual Base Salary, the Executive shall be eligible to participate in each Short-Term Incentive Plan adopted by the Corporation prior to or following the date hereof from time to time, as amended, (a “STIP”), pursuant to which the Executive will be eligible to receive discretionary Incentive Awards as recommended by the Human Resources and Compensation/Nominating and Governance Committee of the Board and approved by the Board. Under the STIP, the Executive’s target Incentive Award will be one hundred percent (100%) of the Annual Base Salary, with a maximum of one hundred and fifty percent (150%), it being understood that Incentive Awards are based on performance targets established by the Board and that Incentive Awards under each STIP adopted as aforesaid from time to time are discretionary and subject to modifications by the Board, including increases, decreases, cancellation, deferral or other conditions as determined by the Board, at its discretion, even if and after performance levels have been met.

4.3	Long-Term Incentive Plan
The Executive will be eligible to participate in each long-term incentive plan adopted by the Corporation prior to or following the date hereof from time to time, as amended, (a “LTIP”), and to receive grants thereunder as determined by the Board from time to time at its discretion, with an initial grant equivalent to two hundred twenty-five percent (225%) of the Executive’s Annual Base Salary to be awarded in the fall of 2018. The Executive will not be entitled to any adjustment for the number of shares or units covered by any grant outstanding as at the date hereof.

4.4	Retirement
The Executive shall be entitled to participate in the Corporation’s registered defined contribution retirement plan for Canadian non-unionized employees and the DC Make-Up Program in accordance with their terms.

4.5	Fringe Benefits
During the term of the Executive’s employment hereunder, the Executive shall be entitled to participate in all medical, dental, disability and group life plans and other employee benefit programs established by the Corporation from time to time for the benefit of its non-unionized employees in Canada. The benefits will be provided in accordance with and subject to the terms and conditions of the applicable plan, fund or arrangement relating to such benefits in effect from time to time. The Executive acknowledges that the Corporation may amend the benefits from time to time as provided in the applicable plan, fund or arrangement provided such amendments are not materially adverse to the Executive. The Executive shall also be provided with membership dues for two club memberships for business purposes only during the term of employment and, in addition, an annual perquisite allowance of CA$ 50,000 to cover all perquisites including as other club memberships, fiscal and financial advice and tax preparation by professionals selected by the Executive at his discretion. The Corporation will also provide at no cost to the Executive parking at the Corporation’s place of business in Montréal as well as a comprehensive annual medical examination at its expense for the Executive and his wife, which medical examination presently has a value of approximately CA$ 6,000, plus an annual medical referral of up to CA$ 1,000 and a medical concierge service of CA$ 1,500, all as described in the Management Proxy Statement

4.6	Vacation
The Executive shall be entitled to five (5) weeks plus an additional three (3) “floating” or discretionary days of paid vacation in each calendar year in accordance with the policies of the Corporation in effect from time to time applicable to its senior executives, to be taken during such calendar year subject to the need for the timely performance of the Executive’s responsibilities hereunder. In the event that the Executive’s employment is terminated, he shall be entitled to a pro-rated vacation leave with pay for the portion of the year in which such termination occurs that he has been actively employed. It is the responsibility of the Executive to make every reasonable effort, having regard to relevant personal and business considerations, to ensure that his vacation entitlement is taken in each calendar year as there shall be no carry forward of vacation entitlement to a year other than for which it has accrued without the permission of the Board.

4.7	Expenses
The Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses properly incurred by the Executive from time to time in connection with the carrying out of his duties hereunder in accordance with the Corporation’s travel and entertainment policy as amended from time to time. For all such expenses, the Executive shall furnish to the Corporation originals or true copies of all invoices or statements in respect of which the Executive seeks reimbursement. Any Corporation credit card shall be used only for expenses incurred in the course of carrying out the Executive’s duties.
The Executive shall furthermore be entitled to reimbursement of reasonable legal and financial/tax fees and expenses incurred by him in the negotiation and documentation of this Agreement, the Change in Control Agreement (the “Legal Fees”).

4.8	Deductions and Withholdings
The Corporation shall be entitled to make such deductions and withholdings from the Executive’s remuneration as may be required by law and as may be required by the Executive’s participation in or receipt of any benefit, stock option or other program contemplated hereby, and the Corporation’s obligations in respect thereof shall thereby be satisfied to the extent of such deductions and withholdings.

4.9	Compensation Exhaustive
For greater certainty, the Executive shall not be entitled to any salary, bonus, participation in profits or other remuneration, or payment or compensation in lieu thereof, except as expressly set forth in this Agreement or as otherwise agreed in writing by the parties.
ARTICLE 5
TERMINATION OF EMPLOYMENT

5.1	Term of Employment
The employment of the Executive hereunder shall continue for an indefinite period until it is terminated in accordance with the provisions of this Article 5.

5.2	Cause
The Corporation may terminate the employment of the Executive at any time for Cause, effective immediately, by giving written notice of termination to the Executive setting out the basis for termination. “Cause” shall mean any of the following:

(a)
any material breach of any provisions of this Agreement by the Executive or the wilful failure of the Executive to carry out his duties hereunder, to comply in all material respects with the rules and policies of the Corporation or to follow any reasonable instruction or directive of the Board which is consistent with the Executive’s duties and responsibilities under this Agreement, provided that the

Executive shall have been provided with written notice thereof at least thirty (30) days prior to the Date of Termination and shall have failed to remedy such default or breach during such period of time;

(b)
the Executive acting dishonestly or fraudulently in connection with the business of the Corporation, or the wilful gross misconduct of the Executive in the course of his employment hereunder, in each case resulting in adverse consequences to the Corporation or to any of its Affiliates;

(c)
if the Executive or his spouse or any child under the age of majority makes any personal profit arising out of or in connection with any transaction to which the Corporation or any of its Affiliates is a party or with which the Corporation or any of its Affiliates is associated without making disclosure to and obtaining the prior written consent of the Board, or other material breach of the Executive’s fiduciary duties to the Corporation;

(d)
the conviction of the Executive for, or a guilty plea by the Executive to, any criminal offence punishable by imprisonment that may reasonably be considered to be likely to adversely affect the Corporation or any of its Affiliates or their reputation, or the suitability of the Executive to perform his duties hereunder, including without limitation any offence involving fraud, theft, embezzlement, forgery, wilful misappropriation of funds or property, or other fraudulent or dishonest acts;

(e)	misconduct on the part of the Executive that is materially detrimental to the reputation or the business or financial position of the Corporation or to any of its Affiliates;

(f)	personal misconduct by the Executive which is of such a serious and substantial nature that is injurious to the reputation of the Corporation or of any of its Affiliates;

(g)
the habitual inability by the Executive to carry out functions of his employment hereunder due to alcohol or drug related causes, provided that the Executive shall have been provided with written notice thereof at least thirty (30) days prior to the Date of Termination and shall have failed to remedy such alcohol or drug related causes during such period of time; or

(h)	any serious reason pursuant to Article 2094 of the Civil Code of Québec.
Where any basis for termination falls under more than one category above at least one of which requires notice to remedy, the Executive shall benefit from such right to remedy regardless of the grounds stipulated in the notice of termination. Furthermore, for purposes of this provision, no act or omission on the part of the Executive shall be considered “wilful” unless it is done or omitted in bad faith or without reasonable belief that the act or omission was in the best interests of the Corporation. Any act or omission based upon a resolution duly adopted by the Board or advice of counsel for the Corporation shall be conclusively presumed to have been done or omitted in good faith and in the best interests of the Corporation. Cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity to be heard before the Board) determining that the employment of the Executive is to be terminated for Cause.

5.3	Termination Where Executive Disabled
If at any time the Executive is unable to perform his duties properly because of ill health, accident or otherwise, for a period or periods totalling at least twenty-six (26) weeks in any period of twelve (12) consecutive calendar months (“Permanent Disability”), the Corporation may terminate the Executive’s employment in accordance with the applicable corporate practices of the Corporation in effect at the time the Executive becomes permanently disabled. The Executive shall submit to such reasonable medical examinations as may be requested by a doctor or other medical practitioner selected jointly by the Executive and the Corporation in order to determine whether the condition or conditions suffered by the Executive constitute Permanent Disability. In no event shall the Executive be considered to have a Permanent Disability for the purposes of this Agreement unless the Executive is deemed disabled and eligible for benefits pursuant to the Company’s long-term disability plan.

5.4	Death
The Executive’s employment shall terminate automatically upon the death of the Executive.

5.5	Other Termination by the Corporation
The Corporation may terminate this Agreement (other than as provided in the foregoing provisions of this Article 5) at any time and for any reason if the Board, in its sole discretion, so determines, by giving three (3) months’ prior written notice of termination to the Executive.

5.6	Other Termination by the Executive
The Executive may terminate his employment at any time and for any reason by giving three (3) months’ prior notice in writing to the Corporation. For greater certainty, such notice shall not be required in respect of termination by the Executive for Good Reason pursuant to the terms of the Change in Control Agreement.

5.7	Cessation of Duties
The Corporation shall have the right, at any time prior to the end of the applicable notice period pursuant to Sections 5.5 or 5.6, notwithstanding the provisions of the relevant Section, by giving written notice to the Executive, to require that the Executive cease to perform his duties and responsibilities and cease attending the Corporation’s premises immediately upon giving such notice and in such event, the employment of the Executive hereunder shall terminate on the termination date stipulated in the written notice of termination, it being understood that the Executive shall continue to receive the employment benefits during the balance of such three (3) month period. A termination by the Executive pursuant to Section 5.6 shall remain as such even if the Corporation exercises its right hereunder.

5.8	Severance Payments
The following severance pay provisions shall apply notwithstanding anything to the contrary in or inconsistent with the provisions of the Corporation’s Severance Policy — Chief Executive Officer and Direct Reports (“Severance Policy”):

(a)
Upon termination of the Executive’s employment (i) for Cause pursuant to Section 5.2, or (ii) voluntarily by the Executive pursuant to Section 5.6, the Executive shall not be entitled to any pay in lieu of notice of termination, severance or similar payment in respect of such termination other than (A) accrued and unpaid Annual Base Salary earned by the Executive up to the Date of Termination and (B) vacation pay earned up to the Date of Termination and (C) in the event of early termination by the Corporation of the notice period in Section 5.6, the portion of the Annual Base Salary that would have otherwise been payable during such notice period, and (D) any amount of or entitlement to Incentive Awards, other awards, pension benefits and other benefits in accordance with any then applicable plans and agreements. In addition, any unvested stock option, SAR, full value award, including, without limitation, unrestricted stock, restricted stock or restricted stock units, performance stock or performance stock units, deferred stock or deferred stock units and the like in the Corporation held by the Executive under a long term incentive plan adopted by the Corporation from time to time shall vest and shall remain exercisable by the Executive subject to and with in accordance with the relevant plan and award agreements.

(b)
Upon termination of the Executive’s employment (i) as a result of the Permanent Disability of the Executive pursuant to Section 5.3, or (ii) by the death of the Executive pursuant to Section 5.4, the Executive (or his estate, as the case may be) shall be entitled to receive (A) accrued and unpaid Annual Base Salary earned by the Executive up to the Date of Termination, (B) vacation pay earned up to the Date of Termination and (C) any amount or entitlement to Incentive Awards, other awards, pension benefits and other benefits in accordance with any then applicable plans and agreements. In addition, any unvested stock option, SAR, full value award, including, without limitation, unrestricted stock, restricted stock or restricted stock units, performance stock or performance stock units, and deferred stock or deferred stock units and the like in the Corporation held by the Executive under a long term incentive plan adopted by the Corporation from time to time shall vest and shall remain exercisable by the Executive subject to and in accordance with the relevant plan and award agreements.

(c)
If the Executive’s employment is terminated pursuant to Section 5.5, other than within two years following a Change in Control (in which case the Change in Control Agreement shall govern and the Executive shall not be entitled to any payment pursuant to this Agreement), the Executive shall be entitled to receive:

(i)	accrued and unpaid Annual Base Salary earned by the Executive up to the Date of Termination;

(ii)	vacation pay earned up to the Date of Termination;

(iii)	severance pay in an amount equal to two (2) years of Eligible Pay; and

(iv)	any amount or entitlement to Incentive Awards, other awards, pension benefits and other benefits in accordance with the relevant plans and agreements.
In addition, any unvested stock option, SAR, full value award (including, without limitation, unrestricted stock, restricted stock or restricted stock units, performance stock or performance stock units, and deferred stock or deferred stock units) in the Corporation held by the Executive under a long term incentive plan adopted by the Corporation from time to time shall vest and shall remain exercisable by the Executive subject to and in accordance with the relevant plan and award agreements.
All amounts payable to the Executive as a result of the termination of the Executive’s employment pursuant to any statute, regulation or other provision of law are included in and are not in addition to the amounts payable pursuant to this Section 5.8. Amounts payable pursuant to Section 5.8(c)(i), (ii) and (iii) shall be paid within seven (7) days of the date on which they become due; provided however that, if the sixtieth (60th) day following termination of employment falls in the subsequent calendar year, then the payment shall be the later of (i) the first (1st) business day of that subsequent year and (ii) the seventh (7th) day following the date on which the amounts payable pursuant to Section 5.8(c)(i), (ii) and (iii) become due. For greater certainty, the Corporation agrees that payment of undisputed claims will not be delayed should there exist any disputed claims.

5.9	Resignation on Termination
The Executive agrees that upon any termination of his employment with the Corporation he shall immediately tender his resignation from any position he may hold as an officer or director of the Corporation or any of its Affiliates. In the event of the Executive failing within three days to comply with his obligation hereunder, he hereby irrevocably authorizes and appoints any other director or officer of the Corporation as his agent and attorney to sign in his name and on his behalf any written resignations or other documents and do all other things necessary to give effect to such resignation.

5.10	Continuance in Effect
For greater certainty, notwithstanding any termination of the employment of the Executive, the provisions of this Agreement shall continue in full force and effect in accordance with their terms, including, without limitation, (i) the provisions of Article 6, (ii) rights to indemnification and insurance under the Indemnification Agreement, indemnification policy, Charter, By-Laws and directors’ and officers’ insurance policies maintained by the Corporation and (iii) rights to which the Executive is entitled by virtue of his participation in the employee benefits plans, policies and arrangements of the Corporation, all in accordance with the terms of the relevant plans and agreements.
ARTICLE 6
EXECUTIVE’S COVENANTS

6.1	Non-Disclosure
The Executive acknowledges and agrees that:

(a)
in the course of performing his duties and responsibilities hereunder, he will have access to and will be entrusted with detailed confidential information and trade secrets concerning past, present, future and contemplated company strategy, plans and activities (including acquisition plans and activities), products, services, operations, technology, intellectual property, methodologies and procedures of the Corporation or its Affiliates, whether in written, printed, pictorial, diagrammatic, electronic or any other form or medium, including, without limitation, information relating to names, addresses, contact persons, preferences, needs and requirements of past, present and prospective clients, customers, suppliers and employees of the Corporation and its Affiliates (collectively, “Confidential Information”), the disclosure of any of which to competitors of the Corporation or of any of its Affiliates or to the general public, or the use of any of which by the Executive or any competitor of the Corporation or of any of its Affiliates, could reasonably be expected to be detrimental to the interests of the Corporation and its Affiliates;

(b)
in the course of performing his duties and responsibilities hereunder, the Executive will be a representative of the Corporation and its Affiliates to its and their customers, clients and suppliers and as such will have significant responsibility for maintaining and enhancing the goodwill of the Corporation and its Affiliates with such customers, clients and suppliers and would not have, except by virtue of his employment with the Corporation, developed a close and direct relationship with the customers, clients and suppliers of the Corporation and its Affiliates; and

(c)	the right to maintain the confidentiality of the Confidential Information, the right to preserve the goodwill of the Corporation and its Affiliates and the right to the benefit of the contacts and connections previously developed by the Executive with prospective clients, customers and others and any relationships that will be developed between the Executive and the customers, clients and suppliers of the Corporation and its Affiliates by virtue of the Executive’s employment with the Corporation constitute proprietary rights of the Corporation and its Affiliates which the Corporation and its Affiliates are entitled to protect.
In accordance with the matters acknowledged and agreed to by the Executive above and in consideration of the payments and other benefits to be received by the Executive pursuant to this Agreement, the Executive hereby covenants and agrees with the Corporation that he will not, except with the specific prior written consent of the Board, either during the term of this Agreement or at any time within five (5) years thereafter (the “Non-Disclosure Period”), directly or indirectly, disclose to any Person or in any way make use of (other than for the benefit of the Corporation or its Affiliates), in any manner, any of the Confidential Information, provided that such Confidential Information shall be deemed not to include information which is or becomes generally available to the public other than as a result of disclosure by the Executive.

6.2	Intellectual Property
(a)    The Executive shall disclose to the Corporation or one or more of its Affiliates, as the Board may direct, all ideas, suggestions, discoveries, inventions and improvements (collectively, the “Improvements”) which he may make solely, jointly or in common with other employees, during the term of his employment with the Corporation and which relate to the business activities of the Corporation or its Affiliates. Any Improvements coming within the scope of the business of the Corporation or of any of its Affiliates made and/or developed by the Executive while in the employ of the Corporation, whether or not conceived or made during regular working hours, or whether or not the Executive is specifically instructed to make or develop the same, shall be for the benefit of the Corporation and/or its Affiliates and shall be considered to have been made by virtue of this Agreement and shall immediately become the exclusive property of the Corporation and/or its Affiliates.
(b)    The Executive shall assign, set over and transfer to the Corporation or one or more of its Affiliates, as the Board may direct, his entire right, title and interest in and to any and all the Improvements and to all patents, copyrights or other intellectual property rights (or applications therefor) which may be or have been filed and/or issued by or to him or on his behalf, and the Executive agrees to execute and deliver to the Corporation or any such Affiliate, any and all instruments necessary or desirable to accomplish the foregoing and, in addition, to do all lawful acts which may be necessary or desirable to assist the Corporation or any such Affiliate to obtain and enforce protection of the Improvements.
(c)    The Executive waives all moral rights in any Improvements and all work produced by the Executive during the term of this Agreement.

6.3	Non-Competition
The Executive represents and warrants that he is not subject to and will not bring any material that is subject to any non-competition, non-disclosure, discoveries and works or other agreements that would prevent or restrict him from rendering services to the Corporation pursuant to this Agreement. The Executive further represents and warrants that his employment and use of any material he brings will not violate the rights of any third party, including without limitation, pursuant to any non-competition or non-solicitation agreement.
The Executive hereby agrees that he shall not (without the prior written consent of the Board which shall not be unreasonably withheld taking into account (i) the Executive’s career in the forest product industry and (ii) his non-disclosure obligations under Section 6.1) during the Restricted Period and within the Prohibited Area whether on his own account or in conjunction with or on behalf of any other Person, and whether as an employee, director, officer, shareholder, partner, principal, agent, or in any other capacity whatsoever other than as a consultant, in competition with the Corporation or any of its Affiliates, directly or indirectly, operate, manage, control, participate in, carry on, be employed by, be engaged in, perform services in respect of, be concerned with, be financially interested in or financially assist, or permit his name to be used in connection with the activities from time to time of the Corporation (the “Restricted Business”), including the manufacture, sale and/or dealing in newsprint, commercial printing, tissue and packaging papers, market pulp and wood products, as well as research into, development, production, manufacture, sale, supply, import, export or marketing of any product which is the same or similar to or competitive with any product researched, developed, produced, manufactured, sold, supplied, imported, exported or marketed by the Corporation or by any of its Affiliates in the context of the above described activities during the term of this Agreement.
Notwithstanding the foregoing restrictions, the Executive may acquire securities (i) of a class or series that is traded on any stock exchange or over the counter if such securities represent not more than two percent (2%) of the issued and outstanding securities of such class or series, (ii) of a mutual fund or other investment entity that invests in a portfolio the selection and management of which is not within the control of the investor, or (iii) held in a fully managed account where the Executive does not direct or influence in any manner the selection of any investment in such securities.

6.4	Non-Solicitation of Customers
The Executive hereby agrees that he shall not during the Restricted Period, whether on his own behalf or in conjunction with or on behalf of any other Person, directly or indirectly, except on behalf of the Corporation or its Affiliates, solicit, assist in soliciting, accept or facilitate the acceptance of the business of any Person (i) to whom the Corporation or its Affiliates has supplied goods or services at any time prior to the Date of Termination, or (ii) to whom the Corporation or any of its Affiliates has offered to supply goods or services prior to the Date of Termination, or (iii) to whom the Corporation or any of its Affiliates has provided details of the terms on which it would or might be willing to supply goods or services prior to the Date of Termination, or (iv) with whom the Corporation or any of its Affiliates has had any negotiations or discussions regarding the possible supply of goods or services prior to the Date of Termination.

6.5	Non-Solicitation of Employees
The Executive hereby agrees that he will not during the Restricted Period, either on his own behalf or in conjunction with or on behalf of any other Person, directly or indirectly, except on behalf of or with the prior written consent of the Corporation or its Affiliates, (a) induce or solicit any Person who was employed by the Corporation or by any of its Affiliates to leave such employment; or (b) hire or accept into employment or otherwise engage or use the services of any Person who was so employed within the immediately preceding six months. Notwithstanding the foregoing, the general advertisement of open positions, not targeted at any individual, shall not be a violation of this provision.

6.6	Non-interference with Suppliers
The Executive hereby agrees that he will not during the Restricted Period, either on his own behalf or in conjunction with or on behalf of any other Person, directly or indirectly, interfere, seek to interfere, induce and/or incite another Person to interfere, or take steps to interfere with the continuance of supplies (or the terms relating to such supplies) from any suppliers who have been supplying products, materials or services to the Corporation or any of its Affiliates at any time during the term of this Agreement.

6.7	Applicability to Affiliates or Purchasers
The obligations undertaken by the Executive pursuant to this Article 6 may be enforced directly against the Executive by any Affiliate of the Corporation or any purchaser from the Corporation of all or any part of its business, to the extent applicable by their terms to such Affiliate or such purchased business, and shall, with respect to each Affiliate of the Corporation or such purchased business, constitute a separate and distinct covenant, and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenant in favour of the Corporation or any other Affiliate of the Corporation or any such purchaser. If for any reason any of the obligations of the Executive pursuant to this Article 6 cannot be directly enforced by an Affiliate or purchaser as contemplated hereby, the Executive acknowledges that such obligations may be enforced by the Corporation on behalf of such Affiliate or purchaser, as the case may be.

6.8	Provisions in the Event of Breach
The Executive agrees that, in the event of any actual or threatened breach by the Executive of any of the covenants or agreements contained in this Article 6, without prejudice to any and all other rights and recourses of the Corporation, the Corporation shall have the right to enforce the terms and provisions thereof by means of compelling specific performance and/or by means of injunction (including, without limitation, provisional, interlocutory and permanent). In addition, and without restriction to the foregoing, in the event of a breach by the Executive of any of the covenants or agreements contained in this Article 6, any payments otherwise payable to the Executive as severance pay pursuant to the provisions of Section 5.8(c)(iii) hereof shall be deemed to have been forfeited in their entirety by the Executive and the running of the Non-Disclosure

Period and Restricted Period shall be stayed and shall recommence upon the date the Executive ceases to be in breach thereof, whether voluntarily or by injunction.

6.9	Disclosure
During the term of this Agreement, the Executive shall promptly disclose to the Board full information concerning any interest, direct or indirect, of the Executive (whether as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or his spouse or child under the age of majority in any business which is reasonably known to the Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to the Corporation or to any of its Affiliates or to any of their respective suppliers or customers.
During the Non-Disclosure Period and the Restricted Period, the Executive shall inform any prospective employer of the existence of this Agreement and the obligations which it imposes upon the Executive under Sections 6.1, 6.2, 6.3, 6.4, 6.5 and 6.6.

6.10	Merger Transactions
The Executive shall not, during the term of this Agreement and during the Restricted Period, solicit, initiate or encourage proposals or offers from, or provide information relating to the Corporation or any of its Affiliates to, any Person in connection with or relating to any proposed acquisition or disposition of all or any material part of the issued and outstanding Common Shares or other securities of the Corporation or any of its Affiliates, or any proposed amalgamation, merger, sale of all or any material part of the assets of the Corporation or any of its Affiliates, take-over bid, reorganization, recapitalization, liquidation, winding-up, or other business combination or any similar transaction involving the Corporation or any of its Affiliates, without in each case the consent of the Board.

6.11	Consulting Services after Date of Termination
Notwithstanding the foregoing restrictions of this Article 6, the Executive may provide consulting services to any Person after the date of termination and within the Prohibited Area subject to his other obligations under Article 6 and provided furthermore that the Executive shall not become an employee of or enter into an employment agreement with a Restricted Business relating to the Prohibited Area during the Restricted Period.

6.12	Return of Materials
All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including financial and other information and lists of customers, suppliers, products and prices) pertaining to the Corporation or to any of its Affiliates and containing Confidential Information which may come into the possession or control of the Executive shall at all times remain the property of the Corporation or such Affiliate, as the case may be. Upon termination of the Executive’s employment hereunder for any reason, the Executive agrees to immediately return all such property of the Corporation or of any of its

Affiliates in the possession of the Executive or directly or indirectly under the control of the Executive and to destroy all electronic copies thereof. The Executive agrees not to make, for his personal or business use or that of any other Person, reproductions or copies of any such property or other property of the Corporation or of any of its Affiliates.
ARTICLE 7
GENERAL

7.1	Reasonableness of Restrictions and Covenants
The Executive hereby confirms and agrees that the covenants and restrictions pertaining to the Executive contained in this Agreement, including, without limitation, those contained in Article 6, are reasonable and valid and hereby further acknowledges and agrees that the Corporation and its Affiliates would suffer irreparable injury in the event of any breach by the Executive of his obligations under any such covenant or restriction. Accordingly, the Executive hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Corporation and its Affiliates shall therefore be entitled, in addition to any other right or remedy which they may have at law, in equity or otherwise, to temporary and permanent injunctive relief enjoining and restraining the Executive from any such breach.

7.2	Amendments and Waivers
No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

7.3	Successors and Assigns
This Agreement shall enure to the benefit of and shall be binding on and enforceable by and against the heirs, executors, administrators and legal personal representatives of the Executive and the successors and permitted assigns of the Corporation. This Agreement is personal to the Executive and none of his rights may be assigned, made subject to a security interest or otherwise disposed of or encumbered, nor may any of his obligations be delegated or transferred, except as permitted in writing by the Board, or in accordance with the written policies, governance procedures and management practices of the Corporation, if any, as approved by the Board from time to time.
Without in any manner limiting the generality of the foregoing, the obligations of the Corporation pursuant to this Agreement shall be binding upon and may be enforced by the Executive against any Affiliate of the Corporation or any purchaser from or successor (in fact or in law) or assignee of the Corporation of all or any significant part of its business, to the extent applicable by their terms to such Affiliate, purchaser or successor or assignee, and shall, with respect to each such Affiliate, purchaser or successor or assignee, constitute a separate and distinct covenant, and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenant in favour of the Executive.

7.4	Notices
(a)    Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered or sent in person, by courier, by registered mail, charges prepaid, or by fax in the case of the Corporation and by electronic mail in the case of the Executive, addressed as follows:

(i)	If to the Executive: 1340 De Rouen Boucherville, Québec J4B 8C3
Email: laflamme_yves@videotron.ca

(ii)	If to the Corporation: Resolute Forest Product Inc. 111 Duke Street Suite 5000 Montréal, Québec H3C 2M1
Attention:    Chief Legal Officer
Fax number:    514-394-3644
(b)    Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. at the place of receipt, then on the next following Business Day) or, if mailed, on the third (3rd) Business Day following the date of mailing; provided, however, that if at the time of mailing or within three (3) Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by any aforesaid permitted means of communication.
(c)    Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 7.4.

7.5	Entire Agreement
This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided herein.

7.6	Rules and Policies
In addition to this Agreement, all written rules and policies of the Corporation adopted by the Board from time to time apply to the Executive except to the extent that they are inconsistent with the express provisions of this Agreement, in which case such provisions will prevail.

7.7	Governing Law
This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Quebec and the federal laws of Canada applicable in that province, without regard to the principles of conflict of laws.

7.8	Acknowledgements
The Executive acknowledges that:

(a)	the Executive has had sufficient time to review and consider this Agreement thoroughly;

(b)	the Executive has read and understands the terms of this Agreement and the Executive’s obligations hereunder;

(c)	the Executive has been given an opportunity to obtain independent legal advice, or such other advice as the Executive may desire, concerning the interpretation and effect of this Agreement; and

(d)	this Agreement is entered into voluntarily and without any pressure.

7.9	Counterparts
This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts, with the same effect as if all parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

7.10	Language
The parties have requested that this Agreement and all related documents be drawn up in English only. Les parties aux présentes ont exigé que le présent contrat et tous les documents qui s’y rattachent soient rédigés en anglais seulement.
IN WITNESS WHEREOF this Agreement has been executed by the parties as of the date first above written.

RESOLUTE FOREST PRODUCTS INC.

Per: Michael Rousseau
Chair of the Human Resources and Compensation/Nominating and Governance Committee

YVES LAFLAMME